Exhibit 10.1

VISHAY PRECISION GROUP, INC.
3 Great Valley Parkway
Malvern, Pennsylvania 19355

July 26, 2017
Nokomis Capital, L.L.C.
2305 Cedar Springs Road, Suite 420
Dallas, TX 75201
Attn: Wes Cummins

Gentlemen:
This letter (this “Amendment”) serves to amend that certain letter agreement, dated as of March 24, 2017, between Vishay Precision Group, Inc. (the “Company”), on the one hand, and Nokomis Capital, L.L.C. (“Nokomis”), on the other hand (the “Original Agreement”). All capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to them in the Original Agreement. Except as expressly provided below, all of the terms and conditions of the Original Agreement are hereby ratified and confirmed and, accordingly, the parties agree to be bound by the provisions of the Original Agreement, as amended by this Amendment, in accordance with the terms thereof, as so amended hereby.
1.Section 1 of the Original Agreement shall be deleted in its entirety and replaced with the following:

“The Company’s Board of Directors (the “Board”) and all applicable committees of the Board will take all action necessary to appoint, effective immediately, Wes Cummins (the “New Director”) and Bruce A. Lerner (the “Additional Director”), to serve on the Board, with terms expiring at the Company’s 2018 Annual Meeting of Stockholders.”
2.Section 2 of the Original Agreement shall be deleted in its entirety and replaced with the following:

“The Board will determine the membership of the Board’s committees in accordance with its usual practices. In addition, during the Restricted Period (as defined below), the authorized size of the Board shall not exceed eight members.”
3.Section 3 of the Original Agreement shall be deleted in its entirety and replaced with the following: “Reserved.”
4.Section 7 of the Original Agreement shall be deleted in its entirety and replaced with the following:

“The New Director and the Additional Director will be: (a) compensated for his/her service as a director and will be reimbursed for his/her expenses on the same basis as all other non-employee directors of the Company other than the Company’s non-executive Board chairman; (b) granted equity-based compensation and other benefits on the same basis as all other non-employee directors of the Company other than the Company’s non-executive Board chairman; and (c) entitled to the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of the Company as such rights may exist from time to time; provided, that in the case of clauses (a) and (b), such entitlements will be pro-rated in accordance with the Company’s non-employee director compensation policy to the extent the appointment of the applicable director occurs after the date of a Company Annual Meeting of Stockholders.”
5.The following shall be deleted:
(a)All references to “Intermediary Director” and “Successor Director” in the Original Agreement.
(b)The first and last sentences of Section 10 of the Original Agreement.
(c)Exhibit A to the Original Agreement.
[Signature page follows.]

If the terms of this Amendment are in accordance with your understanding, please sign below, whereupon this Amendment will constitute a binding agreement among us.
Very truly yours,

VISHAY PRECISION GROUP, INC.

By: /s/ Roland Desilets
Name: Roland Desilets
Title: Vice President, General Counsel & Secretary

ACCEPTED AND AGREED
as of the date written above:

NOKOMIS CAPITAL, L.L.C.

By:     /s/ Brett Hendrickson
Name: Brett Hendrickson
Title: Principal